UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2015

American Realty Capital Global Trust II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-196549	35-2506937
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The description of the Loan Agreement (as defined below) contained in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

ING Bank N.V.

On June 30, 2015, American Realty Capital Global Trust II, Inc. (the “Company”), through a wholly-owned subsidiary of its operating partnership, acquired an office building and ground leasehold interest located in Amsterdam, Netherlands (the “Property”) from ING Bank N.V. (“ING”) in a sale-leaseback transaction, at a contract purchase price of €88.0 million ($98.6 million based upon an exchange rate of $1.12 to €1.00, as of the date of acquisition), exclusive of closing costs.

The Property contains approximately 509,369 rentable square feet and is comprised of 494,364 square feet of office space, 15,005 square feet of archive space, and 433 parking spaces, and is 100% master-leased to ING. The master lease commenced in June 2015, has a 10-year term and expires in June 2025, with two 5-year renewal options. The lease contains annual rental escalations based on published inflation statistics. The lease is net whereby the tenant is required to pay certain operating expenses, in addition to base rent. The annualized rental income is approximately €7.8 million ($8.7 million based upon an exchange rate of $1.12 to €1.00, as of the date of acquisition).

The Property is located in the Southeast district of Amsterdam, an area known for being attractive to businesses mainly due to its accessibility to public transport and several motorways. Several well-known multinational businesses’ headquarters are located in the Southeast district, including American Express, Deutsche Bank, ABN AMRO, BT, and Peugeot Citroen.

The Property is an office building characterized by its campus-like and flexible design. Its layout includes a central building that connects to six different wings, making it suitable for multitenant use if necessary, and benefits from large floor plates. The Property was previously acquired by ING with the objective of utilizing the building as an IT hub for the Netherlands and it will be used to consolidate ING’s IT operations.

The Company’s interest in the property is a leasehold interest, with the ground lease expiring in June 2050. As ground lessee, the Company has the right to renew the ground lease for unlimited periods of 50 years from Municipality of Amsterdam, the lessor. ING does not have a material relationship with the Company, the Company’s operating partnership, sponsor or advisor or any of their respective affiliates.

The Company funded the acquisition of the Property with (i) available cash on hand from the Company’s ongoing initial public offering and (ii) two loans in an aggregate amount of €66 million ($73.9 million based upon an exchange rate of $1.12 to €1.00, as of the date of acquisition), as described in Item 2.03 of this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Deutsche Postbank AG

On June 30, 2015, in connection with the purchase of the Property, the Company, through a wholly owned subsidiary of its operating partnership, entered into a mortgage debt agreement (the “Loan Agreement”) with Deutsche Postbank AG (the “Lender”) in the aggregate amount of €66 million ($73.9 million based upon an exchange rate of $1.12 to €1.00, as of the date of acquisition), consisting of €44.0 million ($49.3 million) in a Tranche A loan (the “Tranche A Loan”) and €22.0 million ($24.6 million) in a Tranche B loan (the “Tranche B Loan”).

The Tranche A Loan provides for quarterly interest payments with all principal outstanding due on June 30, 2020 and has an automatic extension option for an additional 5 years. The Tranche A Loan bears interest at 1.67% per annum. The Tranche A Loan may be prepaid at any time, in whole or in part, with break costs, if applicable. In the event of a default, the Lender has the right to terminate its obligations under the Tranche A Loan and to accelerate the payment on any unpaid principal amount of the Tranche A Loan.

The Tranche B Loan provides for quarterly interest payments with all principal outstanding due on December 31, 2015 and has an automatic extension option for an additional 5.5 years. The Tranche B Loan bears interest at a rate of 3-month EURIBOR plus 6.00% per annum. The Tranche B Loan may be prepaid at any time, in whole or in part, with no break costs. In the event of a default, the Lender has the right to terminate its obligations under the Tranche B Loan and to accelerate the payment on any unpaid principal amount of the Tranche B Loan.

The description of the Loan Agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the Loan Agreement. The Company will file the Loan Agreement with the Securities and Exchange Commission as an exhibit to its next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

Date: July 7, 2015	By:	/s/ Scott J. Bowman
		Name:	Scott J. Bowman
		Title:	Chief Executive Officer